Exhibit 4.62

Whole Win Investments Limited

Zhang Mingjin

and

Startone (Beijing) Information Technology Co., Ltd.

Exclusive Option Agreement

Dated October 25, 2005

Exclusive Option Agreement

This exclusive option agreement (hereinafter referred to as the “Agreement”) is entered into as of October 25, 2005 by and among:

1.	Whole Win Investments Limited, a limited company incorporated and existing under the laws of Virgin Islands with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Island (hereinafter referred to as “Party A”);

2.	Zhang Mingjin, a Chinese citizen whose identity card number is 110105197608191146, and whose residence address is Room 1102 and 1104, Unit 2, No.28 Building, Jin Tai Lane, Chaoyang District, Beijing (hereinafter referred to as “Party B”); and

3.	Startone (Beijing) Information Technology Co., Ltd., a limited company incorporated and existing under the laws of the People’s Republic of China (hereinafter referred to as the “PRC”) with its registered address at Room 602, Suite C, No.18, Xi Huan Road (S), Beijing Economic-Technological Development Area, Beijing (hereinafter referred to as “Party C”).

In this Agreement, Party A, Party B and Party C shall be hereinafter individually referred to as a “Party” and collectively the “Parties”.

WHEREAS,

1.	Party B holds 49% of the equity interest in Party C.

2.	Party A and Party B entered into the Loan Agreement on October 25, 2005 (hereinafter referred to as the “Loan Agreement”).

3.	Party C and Heng Dong Wei Xin (Beijing) Science and Technology Co., Ltd., which is a wholly-owned subsidiary of Party A, entered into a series of agreements including Exclusive Technical and Consulting Services Agreement.

Through consultations, it is hereby agreed as follows:

1.	Stock Option and Exercise

1.1	Stock Option Grant

Party B hereby irrevocably grants Party A an irrevocable exclusive right to purchase in person or designate one person or several persons (hereinafter referred to as the “Designee(s)”) to purchase the whole or the portion of the equity in Party C held by Party B at any time following the steps determined at the Party A’s discretion and at the price prescribed in Article 1.3 of this Agreement to the extent permitted by the laws of the People’s Republic of China (hereinafter referred to as “PRC”) (the “Stock Option”). Except for Party A and the Designee(s), any third party shall not be entitled to the Stock Option. Party C hereby agrees that Party B shall grant Party A the Stock Option. The term “person” as referred to in this paragraph and this Agreement means individual, company, joint venture, partnership, enterprise, trusts or non-incorporate organizations.

1.2	Steps of Exercise of Stock Option

Party A’s exercise of the Stock Option shall comply with the laws and regulations of the PRC. And Party A shall issue a notice to Party B (the notice hereinafter referred to as the “Notice of Purchase”) which shall specify:

(1)	Party A’s decision to exercise the Stock Option;

(2)	The number of shares to be purchased from Party B (hereinafter referred to as the “Option Stock”);

(3)	The purchase date / the equity transfer date.

1.3	Purchase Price

The purchase price of the Option Stock (hereinafter referred to as the “Purchase Price”) shall be equivalent to the actual capital contribution subscribed by Party B for the Option Stock.

1.4	Transfer of the Option Stock

When Party A exercises the Stock Option:

(1)	Party B shall procure Party C to convene a shareholders meeting promptly, on which Party B, as one of the shareholders of Party C, shall vote in favor of such Option Transfer from Party B to Party A and/or its Designee(s).

(2)	Party B shall execute a equity transfer contract with Party A or its Designee (if applicable) pursuant to the provisions of this Agreement and the Notice of Purchase.

(3)	The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions, to assign to Parry A and/or its Designee(s) the valid title to the Option Stock free from any encumbrance of any security interest, and to cause Party A and/or its Designee(s) to be registered as the legal holder of the Option Stock with the industry and commerce administration. For the purpose of this paragraph and this Agreement, “security interest” shall include security, mortgage, third party’s right or interest, any stock option, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements etc., except for any security rights arising from this Agreement or Party B’s Equity Pledge Agreement. The “Party B’s Equity Pledge Agreement” referred to in this clause and this Agreement means the Equity Pledge Agreement executed by and between Heng Dong Wei Xin (Beijing) Science and Technology Co., Ltd. and Party B on the same date hereof, under which Party B pledges all of its equity in Party C to Heng Dong Wei Xin (Beijing) Science and Technology Co., Ltd. in order to guarantee Party C’s performance of its obligations under the “Exclusive Technical and Consulting Service Agreement” executed by and between Party C and Heng Dong Wei Xin (Beijing) Science and Technology Co., Ltd.

1.5	Payment

Whereas according to the Loan Agreement executed by and between Party A and Party B and other loan contracts/agreements executed by and between them thereafter from time to time, Party A and Party B agree that Party B’s any interest arising from the transfer of its shares in Party C shall be used to repay Party A the loan prescribed in the Loan Agreement and other loan agreements/contracts. Therefore, when Party A exercises Stock Option, Purchase Price shall be used by Party B to repay the loan heretofore to Party A, and Party A shall not pay Party B for the Purchase Price.

2.	Covenants and Undertakings to Stock Option

2.1	Covenants and Undertakings of Party C

Party C hereby undertakes as follows:

(1)	Without prior written consent of Party A or Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing), a subsidiary company of Party B in the PRC, it shall not supplement, amend or modify in any ways the Article of Association of Party C, or increase or decrease its registered capital, or reform the shareholding structure in any other way;

(2)	It shall maintain its business operation, and deal with its business duly and diligently in accordance with the good financial and commercial code and practice;

(3)	Without prior written consent of Party A or Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing), a subsidiary company of Party B in the People’s Republic of China, it shall not sell, assign, pledge or dispose in any way any rights or benefits in connection with its asset, business or income, or create any other security interest over the same after the execution of the Agreement.

(4)	Without prior written consent of Party A or Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing)., a subsidiary company of Party B in the People’s Republic of China, it shall not conduct, accede, guarantee or bear any debt, except that (i) the debts are incurred in the normal or daily business other than through a loan; or (ii) the debts which have been disclosed to Party A where a written consent from Party A has been obtained.

(5)	It shall operate all of its business in the ordinary course of its business to maintain its asset value and shall not conduct any act or omission which may affect its operating status and asset value.

(6)	Without prior written consent of Party A or Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing), a subsidiary company of Party B in the PRC, it shall not enter into any material agreement except the agreements entered into in the ordinary course of business (for the purpose of this section, any agreement with a value exceeding RMB100,000 shall be deemed as a material agreement.)

(7)	Without prior written consent of Party A or Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing). a subsidiary company of Party B in the PRC, it shall not provide any person a loan or credit;

(8)	It shall provide Party A the information in connection with Party C’s operation status and asset value as Party A requests;

(9)	It shall purchase and hold insurance policies from the insurance company accepted by Party A. The insured amount and category shall be equal to or in the same level with those of the company with the similar business, assets and properties in the district.

(10)	Without prior written consent of Party A or Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing), a subsidiary company of Party B in the PRC, it shall not merge, consolidate, acquire or invest in any person;

(11)	It shall notify Party A when any legal action, arbitration or administrative procedure relating to Party C’s assets, business and incomes occurs or is likely to occur;

(12)	For the purpose of maintaining proprietary rights of assets, it shall execute all necessary or proper documents, take all necessary or proper actions, bring forward all necessary or proper claims, and conduct all necessary or proper defenses against any third party’s claim;

(13)	Without the proper written consent of Party A, it shall not distribute in any way any dividends to its shareholders, however, once upon Party A’s request, it shall immediately allot all distributable profits to its shareholders; and

(14)	At the request of Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing) which is subsidiary company of Party A in the PRC, it shall appoint any persons designated by Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing). as Party C’s directors.

2.2	Covenants and Undertakings of Party B

Party B hereby undertakes as follows:

(1)	Without prior written consent of Party A or Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing), Ltd., a subsidiary company of Party A in the PRC, it shall not sell, assign, pledge or dispose in any other ways any legal rights or benefits in connection with its equity, or create any security interest over the same, except for the pledge on such equity provided in Party B’s Equity Pledge Agreement;

(2)	It shall procure that the shareholders’ meeting, without a written consent of Party A or Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing), a subsidiary company of Party A in the PRC, shall not approve sale, assignment, pledge or disposal in any way of any legal rights or benefits in connection with its equity, or any creation of security interest over the same, except for the pledge on such equity provided in Party B’s Equity Pledge Agreement;

(3)	It shall procure the shareholders’ meeting, without prior written consent of Party A or Heng Dong Wei Xin Science and Technology Co., Ltd (Beijing), a subsidiary company of Party A in the PRC, shall not approve Party C’s merger with, consolidation with, acquisition of or investment in any other person;

(4)	It shall notify Party A immediately when any legal action, arbitration or administrative procedure relating to its equity occurs or is likely to occur;

(5)	It shall procure the shareholders’ meeting to approve the Option Stock transfer as set forth in this Agreement;

(6)	For the purpose of maintaining all rights to its equity, it shall execute all necessary or proper documents, take all necessary or proper actions, bring forward all necessary or proper claims, and conduct all necessary or proper defenses against any third party’s claim.

(7)	At the request of Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing), a subsidiary company of Party A in the People’s Republic of China, it shall appoint any persons designated by Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing) as Party C’s directors;

(8)	At Party A’s request from time to time, it shall unconditionally and promptly transfer its equity in Party C to representatives designated by Party A at any time and waive its rights of first refusal in connection with the equity transfer conducted by the other shareholder of Party C; and

(9)	It shall observe the provisions and perform its obligations under this Agreement and other agreements separately or jointly entered into by Party A, Party B, Party C and Heng Dong Wei Xin Science and Technology Co., Ltd. (Beijing), and shall not conduct any act or omission which will materially affect the validity and enforceability of the above-mentioned agreements.

3.	Representations and Warranties

Representations and Warranties of Party B and Party C

Party B and Party C hereby represent and warrant to Party A as of the execution date of this Agreement and each transfer date of the Option Stock severally and jointly as follows:

(1)	They have the authority to execute and deliver this Agreement and any share transfer contracts which they are the parties concerning the Option Stock to be transferred hereunder (each share transfer contract hereinafter referred to as “Transfer Contract”), and to perform their obligations under this Agreement and any Transfer Contract. The execution of this Agreement and the Transfer Contract which they are parties shall constitute their legal, valid and binding obligations and shall be enforceable against them with the provisions thereof;

(2)	The execution and deliver of this Agreement or any Transfer Contract, or the performance of any obligations under this Agreement or any Transfer Contract shall not: (i) violate any applicable laws of the PRC; (ii) conflict with their respective articles of association or any other organizational documents; (iii) violate any contracts or instruments to which they are the parties or which are binding on them, or constitute any breach under any contracts or instruments to which they the parties or which are binding on them; (iv) violate any grants, licenses or permits issued to either of them, and/or any existing and effective conditions; or (v) impose additional conditions to, suspend or withdraw any licenses or permits issued to either of them.

(3)	Party B has a good and merchantable title to all of its assets without any encumbrance of security interest on the foregoing assets;

(4)	Party C does not have any outstanding debt, except for (i) the debts incurred in the ordinary course of business; and (ii) the debt which is already disclosed to Party A and for which Party A’s written consent has been obtained.

(5)	Party C shall observe all applicable laws and regulations in connection with acquisition of assets; and

(6)	There are no ongoing, pending or possible litigation, arbitration or administrative procedure relating to the equity in Party C held by Party B, Party C’s assets or Party C.

4.	Effective Date

This Agreement shall take effect upon the date of execution of this Agreement and remain effective for a term of 10 years, which may be renewed for an additional 10 years at Party A’s discretion.

5.	Applicable Laws and Dispute Resolution

5.1	Applicable Laws

The execution, effectiveness, construction and performance of this Agreement and dispute resolution hereunder shall be governed by the laws of the PRC.

5.2	Dispute Resolution

In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate friendly to resolve such disputes. If the dispute can not be resolved within 30 days after any Party sends a written notice to request for friendly resolution, any Party may submit the relevant dispute to the China International Economics and Trade Arbitration Commission for resolution by arbitration in accordance with its then-effective arbitration rules. The arbitration shall be performed in Beijing. The award shall be final and binding on both Parties.

6.	Taxation and Fees

Each Party shall pay and bear any transfer and registration taxes, expense and fees incurred or levied in accordance with the laws of the People’s Republic of China in connection with the preparation and execution of this Agreement and the Transfer Contracts, and the fulfillment of the transactions contemplated in this Agreement and the Transfer Contracts.

7.	Notice

Any notice or other correspondences given by any Party shall be written in Chinese, and shall be sent to the following addresses or any other designated addresses notified by other Party from time to time by courier, mail or facsimile. The date when such notices shall be deemed as being actually served shall be determined as follows: (i) if a notice is sent by a courier, it shall be deemed actually served on the delivery date; (ii) if a notice is sent by a mail, on the tenth day (as indicated on the postmark) after the notice is sent by a registered postage-prepaid air mail, or on the fourth day after the notice is given to an international-recognized express courier, it shall be deemed actually served; and (iii) if a notice is sent by a facsimile, the time of receipt shown on the transmission confirmation sheet of the documents shall be deemed as the time of actual service.

Party A: Whole Win Investments Limited

Address: 8F, Office Building W3, Oriental Plaza, No.1, Chang’an Street (E), Dongcheng District, Beijing

Facsimile: 86-10-85181160

Party B: Zhang Mingjin

Address: 8F, Office Building W3, Oriental Plaza, No.1, Chang’an Street (E), Dongcheng District, Beijing

Party C: Startone (Beijing) Information Technology Co., Ltd.

Address: Room 602, Suite C, No.18, Xi Huan Road (S), Beijing Economic-Technological Development Area, Beijing

Facsimile: 86-10-85181160

8.	Confidentiality

The Parties acknowledge and confirm that all the oral or written information in connection with this Agreement is the confidential information. The Parties shall keep them confidential, and shall not disclose such confidential information to any third party without the prior written consent from the other Party except for: (i) such information has been disclosed or is to be disclosed to the public (except being disclosed to the public by the recipient at its discretion); (ii) such information shall be disclosed to the public in accordance with the laws of the Hong Kong Special Administrative Area of the People’s Republic of China, or the regulations or practices of the Hong Kong Stock Exchange; or (iii) such information needs to be disclosed for the transactions prescribed in this Agreement to the legal counsel or financial advisor who shall bear the confidential obligations hereof; however, if this Clause is violated by employee or the engaged organization of any Party, it shall be deemed as violation of the Party, and the Party shall bear the liability of breach. This Clause shall survive any termination of this Agreement.

9.	Further Undertakings

The Parties agree to promptly execute the documents which are reasonably required or positive for the purpose of implement of this Agreement, and to take further actions which are reasonably required or positive for the purpose of implement of this Agreement.

10.	Miscellaneous

10.1	Amendments, Modifications and Supplements

It is required to execute a written agreement by all the Parties for any amendments, modifications and supplements of this Agreement.

10.2	Compliance with laws and regulations

Each Party shall ensure that operations of each Party are in compliance with all formally published and publicly available laws and regulations of the People’s Republic of China.

10.3	Entire Agreement

Except for the written amendments, supplements and modifications, this Agreement and Annex A constitute entire agreement entered into by all the Parties with respect to the subject matter hereof, and supersede any other prior consultations, statements and contracts, whether oral or written, with respect to the subject matter hereof.

10.4	Headings

The headings of this Agreement are only for convenience and shall not be used to construct, illustrate or otherwise affect the meanings of the provisions hereof.

10.5	Languages

This Agreement is written in Chinese with 3 copies.

10.6	Severability

If any provision(s) of this Agreement is held to be invalid, illegal or unenforceable subject to any law or regulations, the provision shall not affect or derogate the validity, legality or enforceability of the remaining provisions. The Parties shall negotiate in good faith to strive to replace the invalid, illegal or unenforceable provisions by valid substitute provisions, the effect of which shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.7	Successors

This Agreement shall be binding on and shall insure to the interest of the respective successor of the Parties and the permitted assignees of the Parties.

10.8	Survival

(1)	Any obligations that occur or that are due upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

(2)	The provisions of Clauses 5.7 and 10.8 shall survive the termination of this Agreement.

10.9	Waivers

Each Party may waive the terms and conditions of this Agreement, and such waivers shall be conducted in writing with the execution of all Parties. The waiver made by a Party in some certain circumstances due to other Party’s default shall not be deemed as a waiver made by such Party in other circumstances due to similar defaults.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Party A: Whole Win Investments Limited

Legal Representative:

(Signature)

/s/ Fan Tai

Party B: Zhang Mingjin

(Signature)

/s/ Zhang Mingjin

Party C: Startone (Beijing) Information Technology Co., Ltd.

Legal Representative:

(Signature)

/s/